EXHIBIT 10.10
Execution Copy
AMENDED AND RESTATED OPERATING AGREEMENT
OF
DETROIT LEGAL NEWS PUBLISHING, LLC
A Michigan Limited Liability Company
     THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Operating Agreement”) is made and entered into as of November 30, 2005, by and among DETROIT LEGAL NEWS PUBLISHING, LLC, a Michigan limited liability company (the “Company”), DOLAN DLN LLC, a Delaware limited liability company (“Dolan”), THE DETROIT LEGAL NEWS COMPANY, a Michigan corporation (“Detroit Legal News”), LEGAL PRESS, LLC, a Michigan limited liability company (“Legal Press”) (each, a “Member” and collectively, the “Members”), whose addresses are set forth in Schedule 3.1 hereto.
RECITALS:
     WHEREAS, Detroit Legal News is in the business of publishing legal newspapers in Wayne County and/or Oakland County, Michigan; and
     WHEREAS, Detroit Legal News, Legal Press and Parks Group, Inc. (formerly known as Legal Advertiser, Inc.), a Michigan corporation (“Parks Group,” and together with Detroit Legal News and Legal Press, the “Original Members”), caused a limited liability company known as Detroit Legal News Publishing, LLC to be formed in accordance with the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993, as amended (the “Act”), by filing of Articles of Organization (“Articles”) with the Department of Consumer and Industry Services of the State of Michigan as required by the Act on October 27, 1998.
     WHEREAS, on October 27, 1998, the Original Members entered into an operating agreement which governed the constitution and operation of the Company (the “Original Operating Agreement”).
     WHEREAS, as of the date hereof, Dolan purchased (i) a twenty-five percent (25%) membership interest of the Company from Parks Group and (ii) a ten percent (10%) membership interest of the Company from Legal Press pursuant to the terms of that certain Membership Interests Purchase Agreement, dated as of the date hereof, by and among Dolan, Parks Group, Legal Press, Dolan Media Company, the Company and certain other parties (the “Membership Interests Purchase Agreement”); and
     WHEREAS, the parties now desire to supersede the Original Operating Agreement and set forth in this Amended and Restated Operating Agreement their agreement and understanding with respect to the constitution and continued operation of the Company.
     NOW, THEREFORE, the Company, Detroit Legal News, Dolan, and Legal Press agree as follows:

ARTICLE I
ORGANIZATION
     1.1 Name. Except as otherwise provided herein, the name of the Company shall be DETROIT LEGAL NEWS PUBLISHING, LLC. The Company may also conduct its business under one or more assumed names as authorized by the Board (as defined below), including, but not limited to, the assumed names set forth in Schedule 1.1 hereto. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that Detroit Legal News may continue to use its corporate name of “The Detroit Legal News Company.”
     1.2 Purposes. The purposes of the Company are to engage in any activity for which limited liability companies may be formed under the Act; provided, however, the Company’s primary activities will be the publication of legal information and public notices, the publication of legal newspapers and activities incidental or related thereto (the “Business”). The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
     1.3 Duration. The Company shall continue in existence for the period fixed in the Articles, subject to earlier dissolution in accordance with the Act or this Operating Agreement.
     1.4 Registered Office and Resident Agent. The Registered Office and Resident Agent of the Company shall be as designated in the Articles or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time by the Board. If the Resident Agent resigns, the Company shall promptly appoint a successor.
     1.5 Principal Places of Business. The Company’s principal place of business shall be located at 2001 West Lafayette, Detroit, Michigan. The Company may establish additional places of business, and may change the location of its principal places of business or any additional place of business, if so authorized by the Board.
ARTICLE II
BOOKS, RECORDS AND ACCOUNTING
     2.1 Books and Records. The Company shall maintain complete and accurate books and records of the Company’s business and affairs as required by the Act and such books and records shall be kept at such place within the continental United States as the Board shall determine and notify each Member. Each Member shall have access during business hours to audit, inspect, examine and take extracts from or make copies of such books and records.
     2.2 Fiscal Year; Accounting. The Company’s fiscal year shall be the calendar year. Subject to the terms of this Operating Agreement, the particular accounting methods and principles to be followed by the Company shall be selected by the Board from time to time.
     2.3 Reports. Reports for the Members concerning the operations of the Company shall be prepared and distributed to the Members and shall contain such information as has customarily been provided to the Members prior to the effective date of this Operating Agreement, as may be modified from time to time by the Board. The Chief Financial Officer (as defined below) shall prepare and distribute to the Members, as promptly as practicable after the end of each applicable period, monthly, quarterly and year-end reports concerning the financial condition of the Company, which shall include information regarding sales, profits and losses, cash flow, revenue and expenses, a balance sheet, and such other information as any Member may from time to time request. Other reports reflecting the status of the capital accounts of the Members shall be prepared by the Chief Financial Officer at such times and in such manner and form as has customarily been provided to the Members prior to the effective date of this Operating Agreement, as may be modified from time to time by the Board, but no less frequently than annually as soon as practicable after the end of each calendar year. Such reports shall include a statement of each Member’s share of profits and other items of income, gain, loss, deduction and credit. The Company’s financial statements shall be prepared in accordance with United States generally accepted accounting principles and audited annually by the auditing firm that services Detroit Legal News, which shall be a nationally or regionally recognized independent public accounting firm which is registered with the Public Company Accounting Oversight Board (the “Company’s Auditor”), and such financial statements and the report of the Company’s Auditor thereon shall be delivered to each of the Members no later than March 1st of each year. Notwithstanding anything to the contrary herein, without charge by the Company to Dolan, the Company shall provide access to the books and records of the Company (including, but not limited to, copies of the work papers, schedules and other documents used or prepared by the Company’s Auditor in connection with auditing the Company’s year-end financial statements and preparing its tax returns) and to the Company’s Auditor as Dolan and its independent auditors and representatives shall reasonably request during normal business hours. The Company shall prepare a budget (the “Budget”) for each upcoming fiscal year no later than December 15 of the year immediately prior to such upcoming fiscal year. If the Board is unable to agree on the Budget prior to the commencement of the fiscal year for which such Budget applies, then the Company shall operate in a manner consistent with the actual operations of the Company for the fiscal year just ended.
     2.4 Member’s Accounts. Separate capital accounts for each Member shall be maintained by the Company in accordance with the capital accounting rules of Section 1.704-2(b)(2)(iv) of the Regulations (as defined below). Except as otherwise provided for herein, each Member’s capital account shall reflect the Member’s capital contributions and increases for the Member’s share of any net Profits (as defined below), income or gain of the Company. Each Member’s capital account shall also reflect decreases for distributions made to the Member and the Member’s share of any Losses (as defined below) and deductions of the Company. The capital account of each Member as of December 31, 2004 is set forth on Schedule 2.4 attached hereto.
ARTICLE III
CAPITAL CONTRIBUTIONS
     3.1 Sharing Ratios. The interests of the respective Members in the total capital of the Company and their share of profits, losses and distributions (their respective “Sharing Ratios,” as the same may be adjusted from time to time as provided in this Operating Agreement) are set forth in the attached Schedule 3.1. No interest shall accrue on any capital contribution and no Member shall have any right to withdraw or to be repaid any capital contribution except as provided in this Operating Agreement. All future capital contributions shall be made in cash unless otherwise unanimously agreed by the Members.
     3.2 Financing. If the Board determines that funds available from the Company’s operations or from borrowings from non-affiliated entities are insufficient for the operation or growth of the Company, the Members shall unanimously determine (a) whether additional funds shall be made available to the Company by the Members, and (b) if the Members unanimously determine that such additional funds shall be made available to the Company, whether the source of such additional funds shall be by way of borrowings from the Members as Member loans or additional capital contributions by the Members.
     3.3 Additional Contributions. In accordance with Section 3.2, the Members may determine from time to time that additional capital contributions (each an “Additional Capital Contribution”) are needed to enable the Company to conduct its business and affairs. Upon making such a determination, the Board shall send a notice to the Members (the “Call Notice”) that sets forth (i) the anticipated uses for such Additional Capital Contribution; (ii) the aggregate amount of such Additional Capital Contribution; (iii) the amount of each Member’s share of such Additional Capital Contribution in accordance with each Member’s then current Sharing Ratio; and (iv) the date by which such Additional Capital Contribution must be paid to the Company, which date shall be not less than 15 days following the date of delivery of the Call Notice.
     3.4 Procedures and Penalties for Failure to Make Additional Capital Contributions.
          (a) Any Member that fails to fully contribute its share of an Additional Capital Contribution set forth in a Call Notice prior to the expiration of the period specified in the Call Notice is referred to herein as a “Defaulting Member” and any Member that funded its required contribution (a “Funded Contribution”) is referred to herein as a “Contributing Member”. The Board shall give prompt notice to the Contributing Members of any such Defaulting Member’s failure to fund its required percentage of an Additional Capital Contribution set forth in the Call Notice and the amount of the contribution not funded by such Defaulting Member (such amount is hereinafter referred to as the “Failed Contribution”) and within 10 business days after the date of such notice, the Contributing Members shall notify the Board of their willingness to make an advance to fund all or a portion of the Failed Contribution (a “Make-Up Advance”). The Contributing Member(s) that elect to fund a Make-Up Advance on behalf of a Defaulting Member are referred to as “Make-Up Members”. The Make-Up Member(s) shall each be entitled to fund that portion of the Failed Contribution based on the ratio that each Make-Up Member’s Sharing Ratio bears to the sum of all of the Make-Up Members’ Sharing Ratios, unless otherwise agreed to by the Make-Up Members. The Board shall send a notice to each Member immediately following the expiration of such ten-day period setting forth the Funded Contributions and the related Contributing Members and the Make-Up Advance(s) and the related Make-Up Member(s).

          (b) Notwithstanding any Make-Up Advance(s) made by any Make-Up Member(s) on behalf of any Defaulting Member,
               (i) the Sharing Ratios of the Members shall remain unchanged;
               (ii) a Defaulting Member will remain liable to the Company for the full amount of such Defaulting Member’s Failed Contribution and the Company shall have all rights to pursue any and all legal action against the Defaulting Member to collect the Failed Contribution, including any and all fees and expenses incurred by the Company in bringing any such action against the Defaulting Member;
               (iii) the Make-Up Member(s) shall be entitled to treat the Make-Up Advance(s) made on behalf of a Defaulting Member as an extension of credit to such Defaulting Member and the Defaulting Member acknowledges that (A) it will be obligated pursuant to the terms hereof for any Make-Up Advance(s) made by the Make-Up Member(s) to the Company on behalf of the Defaulting Member hereunder and (B) such Make-Up Advance(s) shall be a recourse obligation of the Defaulting Member secured by such Defaulting Member’s right to receive distributions in accordance with Section 4.3 herein;
               (iv) all distributions that would otherwise have been paid by the Company in accordance with Section 4.3 herein to a Defaulting Member shall instead be paid by the Company to the Make-Up Member(s) that made Make-Up Advance(s) on behalf of such Defaulting Member based on the ratio that each Make-Up Member’s Make-Up Advance bears to the sum of all of the Make-Up Advances until such time as the Make-Up Member(s) have received an amount equal to the Make-Up Advance(s) plus an amount that would provide a return equal to the lesser of (i) 25% per annum or (ii) the highest rate of interest permitted under applicable law on such Make-Up Advance(s) (the “Default Interest”) from the date such Make-Up Advances were made by the Make-Up Member(s) to the Company on behalf of the Defaulting Member until the date on which such Make-Up Advance(s) are repaid;
               (v) until such time as the Make-Up Advance(s) plus Default Interest have been paid to the Make-Up Member(s), the Defaulting Member shall be deemed to have appointed the Make-Up Member(s) as such Defaulting Member’s power of attorney with respect to any vote of the Members that may be taken with respect to any matter in Sections 4.3 herein.
     3.5 No Third Party Beneficiaries. The obligations undertaken by the Members in this Operating Agreement, including their obligations, if any, to make capital contributions, loans and reimbursements are for the benefit of the Company and the Members only, and no creditor of the Company or other party (other than a successor in interest to the Company or the Members) shall have the right to rely on or enforce the provisions of this Operating Agreement as a third-party beneficiary or otherwise. Without limiting the generality of the foregoing, the Members shall have the sole discretion whether to require additional capital contributions, and no other party or creditor of the Company may compel additional capital contributions, regardless of whether the Company’s assets are sufficient to provide for its liabilities.

     3.6. Sharing Ratios Shall Be Securities. The Sharing Ratios shall be deemed to be “securities” within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Michigan (“UCC”), including for purposes of the grant, pledge, attachment or perfection of a security interest in the Sharing Ratios. The law of the State of Michigan is hereby designated as the issuer’s jurisdiction within the meaning of Section 8-110(d) of the UCC for purposes of the matters specified therein.
     3.7 Issuance of Certificates. Upon request of a Member, the Sharing Ratio of such Member in the Company shall be evidenced by a certificate (a “Certificate”), in customary form, issued to such Member. Each Certificate shall be executed by any two (2) Officers (as defined below) of the Company. Evidence of the issuance of each Certificate shall be recorded in the books of the Company as set forth in Section 2.1.
     3.8 Legend Required on Certificates. Each Certificate shall, upon initial issuance hereof, bear the following legend:
THIS CERTIFICATE EVIDENCES THE SHARING RATIO IN DETROIT LEGAL NEWS PUBLISHING, LLC (THE “ISSUER”) HELD BY THE OWNER OF THIS CERTIFICATE AS SET FORTH IN THIS CERTIFICATE AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON THE EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED. FURTHERMORE, THE SECURITIES REPRESENTED HEREBY MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH THE TERMS OF THE OPERATING AGREEMENT WITH RESPECT TO THE ISSUER, A COPY OF WHICH AGREEMENT MAY BE OBTAINED FROM THE ISSUER.
     3.9 Registered Owner. The Company shall be entitled to treat the registered owner of a Certificate as the owner of the corresponding Sharing Ratio in the Company for all purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Sharing Ratio, regardless of whether it shall have actual or other notice thereof, by a person other than the registered owner of such Certificate.
ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS
     4.1 Allocations of Profits and Losses.
          (a) In General. Subject to Sections 4.1(b) and (c) below, Profits and Losses of the Company shall be allocated to the Members in proportion to their respective Sharing Ratios. For purposes hereof, “Profits” and “Losses”, respectively, means the income or losses of the Company as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that if any property is carried on the books of the Company at a value that differs from that property’s adjusted basis for tax purposes, gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book basis of such property, consistently with the requirement of Treas. Reg. §1.704-1(b)(2)(iv)(g); and provided, further, that any item allocated under Section 4.1(b) or Section 4.1(c) shall be excluded from the computation of Profits and Losses.
          (b) Loss Limitation. Losses allocated to any Member pursuant to Section 4.1(a) herein shall not exceed the maximum Losses that can be so allocated without causing such Member to have a deficit balance in its Capital Account at the end of any allocation period. If some, but not all, of the Members would have such deficit as a consequence of allocation of Losses pursuant to this Section 4.1(b), the limitations set forth in this Section 4.1(b) shall be applied on a Member-by-Member basis so as to allocate to each Member the maximum Losses permissible under Section 1.704-l(b)(2)(ii)(d) of the regulations issued under the Code (the “Regulations”).
          (c) Regulatory Allocations. Section 704 of the Code and the Regulations issued thereunder, including but not limited to the provisions of such Regulations addressing qualified income offset provisions, minimum gain charge back requirements and allocations of deductions attributable to non-recourse debt and member non-recourse debt, are hereby incorporated by reference. Nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any taxable year or other period shall be allocated to the Members in proportion to their Sharing Ratios. The amount of nonrecourse deductions and excess nonrecourse liabilities shall be determined in accordance with Regulations Section 1.704-2(c). The allocations described in Section 4.1(b) and this Section 4.1(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations and as much may not be consistent with the manner in which the Members intend to allocate items of income, gain, loss, deduction and expense or make distributions. Accordingly, notwithstanding other provisions of this Section 4.1(c), but subject to the requirements of the Regulations, items of income, gain, loss, deduction and expense in subsequent taxable years shall be allocated among the Members in such a way as to reverse as quickly as possible the effect of the Regulatory Allocations and thereby cause the respective capital accounts of the Members to be in the amounts they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations.
     4.2. Allocation for Income Tax Purposes.
          (a) Allocation in General. Except as otherwise provided in Section 4.2(b), for each fiscal year, items of Company income, gain, loss, deduction and expense, shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Profits (and the items thereof) or Losses (and the items thereof) of which such items are components were allocated pursuant to Section 4.1 herein.
          (b) Section 704(c) Items. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to contributed assets shall be, solely for tax purposes, allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial book value. In the event that the book value of any Company asset is adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall be made among the Members in a manner that takes account of any variation between the adjusted tax basis of such asset and its book value in the same manner as required under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members holding a Super-Majority of the Sharing Ratios in any manner that reasonably reflects the purpose and intention of this Agreement.
          (c) Allocations pursuant to this Section 4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of Profits and Losses or other items or distributions pursuant to any provision of this Agreement.
     4.3 Distributions.
          (a) Quarterly Distributions. Except as otherwise provided herein or except as the Members otherwise unanimously decide, on the thirtieth (30th) day after the conclusion of each calendar quarter, or, if such thirtieth (30th) day is not a business day, on the first business day following such thirtieth (30th) day (each a “Quarterly Distribution Date”), commencing on January 30, 2006 (the “First Quarterly Distribution Date”), the Company shall distribute all of its cash to the Members in accordance with their respective Sharing Ratios; provided, however, that the Board may decide to set aside or allocate to reserves (the “Reserves”) an aggregate amount equal to $500,000, at any one time (taking into account the Reserves being set aside from the then current distributions and all prior distributions), to cover reasonably anticipated contingencies incident to the conduct of the Business, which amount may be decreased or increased upon the unanimous consent of the Members; provided, however, with respect to the First Quarterly Distribution Date only, if the Company has not completed its acquisition of the entities, or their respective assets, that own and operate the Grand Rapids Legal News and the

Norton Lakeshore Examiner on terms and conditions acceptable to the Board prior to January 30, 2006, then the Reserves shall be an aggregate amount equal to $3,500,000.
          (b) Additional Distributions. The Company may make additional distributions to the Members from time to time after the Board determines that the Company has sufficient cash on hand which exceeds the current and the anticipated needs of the Company to fulfill its business purposes (including needs for operating expenses, debt service, acquisitions, reserves and mandatory distributions, if any). All such additional distributions shall be made to the Members in accordance with their Sharing Ratios.
          (c) Distributions to Pay Tax Liabilities. Notwithstanding anything to the contrary contained herein, on or prior to March 31st of each year, the Company will distribute to each of the Members, in an amount equal to (i) the Company’s taxable income for the most recently completed fiscal year (determined without regard to any amortization deductions for any assets which are amortizable by the Company or any Member under Sections 743 and 754 of the Code as a result of the Membership Interests Purchase Agreement), multiplied by (ii) each Member’s Sharing Ratio, and multiplied by (iii) the Assumed Tax Rate, provided that such distribution does not violate the Act and provided that, and only to the extent that, distributions made pursuant to Sections 4.3(a) and (b) herein with respect to such fiscal year are insufficient to allow the Members to pay their tax liability resulting from their ownership of membership interests in the Company with respect to such fiscal year. For purposes hereof, the “Assumed Tax Rate” means the highest combined federal, state and local income tax rate imposed on any Member (or its individual owners).
          (d) Restrictions on Distributions. No distribution shall be declared or made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities.
ARTICLE V
BOARD OF MANAGERS; OFFICERS
     5.1 Management by the Board of Managers.
          (a) Limitation on Management by the Members. Except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of the Act or other applicable law, the Members shall not manage and control the business and affairs of the Company.
          (b) Authority of Board of Managers.
               (i) Subject to the provisions of Sections 5.1(a) and 5.1(b)(ii), the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers (the

“Board”) and the Board shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement.
               (ii) The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 5.3, and (B) by delegating power and authority to any Officer (as defined below) pursuant to Section 5.5(a).
               (iii) Each Member acknowledges and agrees that no member of the Board (each a “Manager”) shall, as a result of being a Manager, be bound to devote all of his business time to the affairs of the Company, and that he and his Affiliates (as defined below) do and will continue to engage in other business ventures.
          (c) Officers. The management of the business and affairs of the Company by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.
     5.2 Composition and Election of the Board of Managers.
          (a) Number. There shall be four (4) Managers on the Board.
          (b) Composition.
               (i) The following individuals shall be appointed to the Board: (A) two (2) Managers designated by Detroit Legal News, who initially shall be Bradley L. Thompson, II and Stephen Fowler; (B) one (1) Manager designated by Dolan, who initially shall be Mark Stodder (the “Dolan Manager”); and (C) one (1) Manager designated by Legal Press, who initially shall be David A. Trott (the “Legal Press Manager”).
               (ii) The number of seats on the Board may not be increased or decreased without the prior unanimous written consent of the Members.
          (c) Term. Managers on the Board shall serve until their resignation, death or removal or the election of their successors in accordance with the terms hereof. Managers on the Board need not be Members and need not be residents of the State of Michigan. A Manager on the Board may resign as such by delivering his written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. A Manager may be removed from the Board (with or without cause) only by the Member entitled to designate such Manager pursuant to Section 5.2(b)(i) above.
          (d) Vacancies. In the event that any representative designated hereunder for any reason ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Member originally entitled to designate such Manager pursuant to Section 5.2(b)(i) above. If any Member fails to designate a representative to fill a managership pursuant to the terms of this Section 5.2(d), the other Members shall elect a person to such managership. Each Manager so chosen shall hold office until a successor is duly elected and qualified or until his earlier death, resignation or removal as herein provided.
          (e) Reimbursement. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses incurred by each Manager on the Board incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board, subject to the provision by each Manager of documentation satisfactory to the Company.
          (f) Compensation of Managers. Managers shall receive no compensation for serving in such capacity; provided, however, the Company shall pay (i) an annual fee of $45,000 to Dolan in exchange for the services provided to the Company by the Dolan Manager; and (ii) an annual fee of $20,000 to David A. Trott in exchange for the services provided to the Company by the Legal Press Manager, with such annual Manager fees payable quarterly in advance on the first business day of each calendar quarter.
          (g) Reliance by Third Parties. Any person dealing with the Company, other than a Member, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.
     5.3 Board Meetings and Actions by Written Consent.
          (a) Quorum; Voting. A majority of the total number of Managers fixed by this Agreement must be present in order to constitute a quorum for the transaction of business of the Board and the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall have filed his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.
          (b) Place; Attendance. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not validly called or convened.
          (c) Time, Place and Notice. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such meetings shall be provided to all Managers at least 48 hours in advance of such meetings.
          (e) Special Meetings. Special meetings of the Board may be called by any Manager on at least 48 hours’ notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.
          (f) Action by Written Consent or Telephone Conference. Any action permitted or required by the Act or this Agreement to be taken by the Board may be taken without a meeting of the Board if a consent in writing, setting forth the action to be taken, is signed by all the Managers then in office. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Michigan, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board. Subject to the requirements of the Act or this Agreement for notice of meetings, the Managers may participate in and hold a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not validly called or convened.
     5.4 Officers.
          (a) Designation and Appointment. Except as otherwise provided herein, the Board may (but need not), from time to time, designate and appoint one or more persons as an officer of the Company (each an “Officer” and collectively the “Officers”). No Officer need be a resident of the State of Michigan, a Member or a Manager. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.4(a) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(c). Each Officer shall hold office until such Officer’s successor shall be duly designated and shall qualify or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board.
          (b) Resignation; Removal; Vacancy. Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. The removal of any Officer, either with or without cause, shall only be by the Board except as otherwise provided herein; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights except as otherwise provided herein. Any vacancy occurring in any office of the Company shall be filled by the Board.
          (c) Duties of Officers; Generally. The Officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type and to the extent owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Michigan (including the BCA). The following Officers, to the extent such Officers have been appointed by the Board, shall have the following duties:
               (i) President. The president of the Company shall be the president of Detroit Legal News (the “President”). The President shall be the chief executive of the Company, and shall exercise such duties of supervision and control of the Company as are not delegated by the Board to the Chief Operating Officer (as defined below), which are specified on Schedule 5.4(c)(i) hereto.
               (ii) Chief Operating Officer. Subject to the restrictions set forth in Section 5.1 and Article VI, the day-to-day operations of the Company will be managed by Suzanne Favale as the chief operating officer of the Company (the “Chief Operating Officer”), whose specific duties and compensation are described in that certain Employment Agreement, dated as of the date hereof, between the Company and Ms. Favale.
               (iii) Chief Financial Officer. The chief financial officer of the Company shall be the chief financial officer of Detroit Legal News (the “Chief Financial Officer”). The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Sharing Ratios. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the Chief Operating Officer or the Board.

          (d) Compensation of Officers. The compensation of the Officers of the Company shall be as set forth on Schedule 6(d) hereto. The compensation of the President and the Chief Financial Officer shall be paid to Detroit Legal News as a management fee.
ARTICLE VI
MEETINGS OF MEMBERS
     6.1 Meetings.
          (a) Annual and Special Meetings. The Company shall hold an Annual Meeting of the Members on the first Tuesday in March of each calendar year to conduct such business and address such matters as the Members may raise at such meeting. If the Annual Meeting is not held on the day designated in this Section, the Members holding a Super-Majority of the Sharing Ratios shall cause the meeting to be held as soon thereafter as convenient. In addition to the Annual Meeting of Members, any Member may call a special meeting for any purpose or purposes and at any time.
          (b) Notice of Meetings. Notice of every meeting of the Members shall be given by letter, telephone or facsimile and shall be sent not less than 48 hours nor more than 30 days before the date of such meeting to each Member in accordance with the notice provisions in Section 12.9. Notice of every meeting of the Members shall state the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called. Such further notice shall be given as may be required by law, but meetings may be held without notice if all the Members are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.
          (c) Places of Meetings. All meetings of the Members shall be held at such place and as such time as from time to time may be fixed by the Members holding a Super-Majority of the Sharing Ratios. Meetings of the Members may be held telephonically or by video conference provided that all of the Members participating in such meeting can hear and, in the case of video conference, see each other at the same time.
          (d) Quorum. Members holding a Super-Majority of the Sharing Ratios, who shall be present in person or represented by proxy at a meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by Members holding a Super-Majority of Sharing Ratios present or represented by proxy without notice other than by announcement at the meeting.
     6.2 Voting. Each Member shall be entitled to vote on any matter submitted to a vote of the Members as provided in this Operating Agreement or the Act.
     6.3 Required Vote. Unless a greater vote is specifically required by the Act, the affirmative vote or consent of sixty-five percent (65%) of the Sharing Ratios held by all of the Members (the “Super-Majority”) shall be required and shall be sufficient to take any action or approve any matter desired or required to be taken. For the avoidance of doubt, the voting provisions specified in Section 502(1)(b) of the Act shall be superseded by the voting provisions set forth in this Operating Agreement.
     6.4 Unanimous Consent Requirement. Each decision enumerated in this Section 6.4 shall require the unanimous consent of the Members:
          (a) (i) Making any material investment in another entity (other than routine cash management investments in money market or similar accounts), (ii) entering any line of business other than those businesses in which the Company is engaged in as of the date hereof, (iii) exiting any line of business in which the Company is engaged in as of the date hereof, or (iv) acquiring or disposing of any assets other than in the ordinary course of the Company’s business;
          (b) Entering into, altering or modifying any transaction, agreement, arrangement or understanding with, or paying any fees or other amounts to, the Members or their Affiliates, except as otherwise expressly provided in this Operating Agreement; provided, however, this shall not apply to the reimbursement to Members for costs which they incur on behalf of the Company in the ordinary course of the Business. “Affiliate” means with respect to a Member, a person with more than a five percent (5%) ownership interest in such Member, any person or entity who controls such Member, is controlled by such Member or is under common control with such Member, and the officers, directors, employees, shareholders, members, partners, and spouses and children of such Member or any of the foregoing parties;
          (c) Purchasing or otherwise acquiring any real property or entering into contracts for the foregoing purpose where such transaction would not be within the purposes of or in furtherance of the Business;
          (d) Requiring additional capital contributions from the Members, including the form of such capital;
          (e) Selling, assigning, leasing, exchanging or otherwise disposing of any real or personal property of the Company, or entering into a contract for any of the foregoing purposes, where such transaction would not be within the purposes of or in furtherance of the Business;
          (f) Reorganizing or recapitalizing the Company, merging or consolidating the Company with or into any other entity, or abandoning any such proposed merger or consolidation;
          (g) Engaging in any activity inconsistent with this Operating Agreement;
          (h) Admitting any person or other entity as an additional Member of the Company. If additional Member(s) are added to the Company, the Sharing Ratios of the Members shall be adjusted to reflect the capital contribution(s) made to the Company by the additional Member(s) as unanimously agreed by the Members and the additional Member(s);

provided, however, that calculation of the amount of such adjustment shall take into account the amount of such capital contribution(s) in relation to the fair market value of the Company’s assets net of all liabilities, as calculated by the Company and certified in writing by the Chief Financial Officer of the Company, a copy of which shall be delivered to the Members and the additional Member(s), along with a copy of the calculations contained therein;
          (i) Directly or indirectly redeeming, purchasing or otherwise acquiring all or any part of the membership interest in the Company owned by any Member, except as permitted in this Operating Agreement;
          (j) Borrowing money, securing indebtedness by mortgage, pledge, or other lien on any Company property or modifying the terms of any indebtedness, or making any loan, guaranty or extension or pledge of credit to any person or third party, except the extension of credit in the ordinary course of business to third party customers of the Company in connection with their purchase of the Company’s products or services;
          (k) Compromising a Member’s obligation to make a contribution or to return money or other property paid or distributed in violation of the Act;
          (l) Commencing or settling any litigation, arbitration or similar proceeding or confessing any judgment against the Company in connection with any threatened or pending action, or executing and delivering any assignment for the benefit of the Company’s creditors;
          (m) Liquidating the Company;
          (n) Amending or restating the Articles; or
          (o) Amending or restating this Operating Agreement.
     6.5 Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the Members having not less than the requisite number of votes necessary under this Operating Agreement or the Act to authorize or take such action at a meeting at which all membership interests entitled to vote on the action were present and voted. Every written consent shall bear the date and signature of each Member who signs the consent.
ARTICLE VII
COVENANTS
     7.1 Noncompetition. For so long as a Member is a member of the Company, and for one (1) year thereafter, each Member on behalf of itself and its Affiliates hereby covenants and agrees that it will not, directly or indirectly, engage in direct competition with the Company in the Company’s “court and commercial newspaper” business (as that term is commonly understood in the industry) within the State of Michigan (the “Territory”); provided, however, that the foregoing restrictions shall not prohibit a Member or any of its Affiliates from owning less than five percent (5%) of any class of equity security in a publicly held company. Notwithstanding the foregoing, (a) the Members acknowledge that (i) American Servicing Corporation, a Michigan corporation, (ii) ATI Holdings, Inc. (f/k/a Attorneys Title, Inc.), a Michigan corporation, (iii) Network Title Solutions, LLC, a Michigan limited liability company, (iv) Warranty Title Agency, LLC, a Michigan limited liability company, and (v) Attorneys Title Agency, LLC, a Michigan limited liability company, are Affiliates of Legal Press and agree that the ownership and operation of those companies by an Affiliate of Legal Press shall not be a violation by Legal Press of this Section 7.1; (b) the Members acknowledge that Michigan Lawyers Weekly, Inc., a Delaware corporation (“MLW”), is an Affiliate of Dolan and that American Processing Company, LLC, a Michigan limited liability company (“APC”), may become an Affiliate of Dolan and agree that the ownership and operation of those companies by an Affiliate of Dolan shall not be a violation by Dolan of this Section 7.1, except that Dolan agrees that MLW and APC will not publish foreclosure or public notices in the Territory; (c) the provisions of this Section 7.1 shall not be binding on Legal Press or its Affiliates after December 31, 2015 if Legal Press has ceased to be a Member before that date; and (d) nothing in this Operating Agreement (or otherwise) will prohibit or affect the other business operations of the Members or their respective Affiliates.
     7.2 Corporate Opportunity. Each Member hereby covenants and agrees that it will not, while it is a Member, take any action which might divert from the Company any opportunity within the Territory which would be within the scope of the Business or any future businesses of the Company within the Territory (which future businesses shall be limited to the “court and commercial newspaper” and “community newspaper” businesses, as those terms are commonly understood in the industry), the loss of which would have, in the reasonable judgment of the Board, an adverse effect upon the Company, unless the Board has given its prior written approval. Specifically, Dolan agrees not to acquire any company or its assets in the “court and commercial newspaper” and “community newspaper” businesses located and operating solely within the Territory without first allowing the Company the opportunity to participate in such acquisition; provided, however, that if the Company (independent of the Dolan Manager) determines not to, or ceases to take active and diligent actions to, pursue any such acquisition, then Dolan may acquire such company or its assets and the ownership and operation of such company or its assets shall not be a violation by Dolan of Section 7.1 hereof. Notwithstanding the foregoing, the Members acknowledge and agree that (i) MLW is an affiliate of Dolan and that its ownership and operation by an Affiliate of Dolan shall not be a violation by Dolan of this Section 7.2; (ii) the acquisition and subsequent operation of APC by an Affiliate of Dolan shall not be violation by Dolan of this Section 7.2; and (iii) if Legal Press or any of its Affiliates begin conducting the private equivalent of sheriff sales of foreclosure properties within the Territory, such business shall not be a violation by Legal Press of this Section 7.2.
     7.3 Non Solicitation. For so long as a Member is a member of the Company, and for one (1) year thereafter, each Member on behalf of itself and its Affiliates hereby covenants and agrees that it will not, directly or indirectly, employ any current or former employee of any Member or the Company for a period of six (6) months after termination of any such employee’s employment with a Member or the Company; provided, however, that the provisions of this

Section 7.3 shall not be binding on Legal Press or its Affiliates after December 31, 2015 if Legal Press has ceased to be a Member before that date.
     7.4 Confidentiality. Each Member acknowledges that the Members may have exchanged information which is proprietary to each such disclosing Member. The Members further acknowledge that each Member may continue to disclose such proprietary information and that the Company will possess and will develop business information which will be owned by or may be valuable to the Company. Each Member on behalf of itself and its Affiliates hereby covenants and agrees that it will not use, exploit, reveal, divulge or make known to any person, firm, or other business entity, any proprietary information supplied by any Member to another Member or to the Company, or by the Company to any Member, whether prior to or after the formation of the Company. Such proprietary information shall include, but is not limited to, accounting and financial information including the Members’ and the Company’s revenues, profits and losses, trade secrets, forms, customer lists, pricing, operating records, marketing strategies, processes, plans, business practices and strategies, sales information and commercial and other information or data, whether communicated in writing, orally or by observation or other sensory detection (collectively the “Proprietary Information”). The Proprietary Information of each of the Members and the Company shall also include all letters, memoranda, notes, reports and other documents containing or referencing the Proprietary Information, and all copies, reproductions and extracts thereof, prepared by the Members, the Company, and the Company’s employees or agents. A Member, however, shall have the right to communicate the Proprietary Information as is necessary to enable the Company to engage in the Business. Further, the obligation with regard to confidentiality and non-use contained in this Section shall not extend to any Proprietary Information that:
          (a) At the time of disclosure is, through no fault of the receiving Member or its Affiliates, in the public domain or thereafter becomes part of the public domain by publication or otherwise through no fault of the receiving Member or its Affiliates in violation of this Operating Agreement;
          (b) The receiving Member or its Affiliates can establish was in its or its Affiliate’s possession prior to the time of the disclosure to the receiving Member or its Affiliates or is independently acquired or developed by the receiving Member or its Affiliates without violating any obligations under this Operating Agreement;
          (c) Is independently made available to the receiving Member or its Affiliates by a third party who has not violated a confidential relationship with the disclosing Member, its Affiliates or the Company; or
          (d) Is required to be disclosed by law; provided that the receiving Member uses its commercially reasonable efforts to timely inform the disclosing Member or the Company, as the case may be, and permit the disclosing Member or the Company to attempt by appropriate legal means to limit such disclosure.

     7.5 Exclusivity Requirement. Each of the Members agrees on its own behalf and on behalf of its Affiliates to publish all legal notices required to be published in the Territory in the Company’s legal newspapers and Internet web sites and to utilize the Company exclusively for all services currently offered by the Company required to be performed in the Territory while a Member of the Company; provided, however, (i) in the case of Legal Press and its Affiliates (including, without limitation, Trott & Trott, P.C., a Michigan professional corporation (“Trott & Trott”) or any successor entity), if Legal Press ceases to be a Member prior to December 31, 2015, the provisions of this paragraph shall apply through such date, and (ii) to the extent that this Section 7.5 is in conflict with any provision of that certain Agreement, dated as of the date hereof (the “Exclusivity Agreement”), by and between the Company and Trott & Trott, the terms and conditions of the Exclusivity Agreement shall govern and control.
     7.6 Maintenance of Errors and Omission Insurance. At all times, the Company covenants and agrees to maintain errors and omission insurance in such amounts and on such terms as customarily maintained by similar companies that are prudently operated.
     7.7 Injunctive Relief. Each of the Members agrees that the remedy of monetary damages to the Company or another Member for any breach or threatened breach of the covenants contained in this Article VII will be inadequate to remedy fully the breach because any breach or attempted breach by a Member would cause immediate, substantial and irreparable loss of business and profits to the Company or the Members in an amount which would be impossible to ascertain. Accordingly, in the event of any breach or threatened breach of any of said covenants by a Member, in addition to any and all other legal and equitable remedies which may be available, including suit for recovery of actual damages, the Company, or any successor of the Company, or the other Members, shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual loss of business by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order shall be granted immediately on commencement of any such suit by the Company or the Members. Each Member hereby waives any right to notice of any application by the Company or the other Members for such an order.
ARTICLE VIII
EXCULPATION OF LIABILITY
     8.1 Exculpation of Liability. No Member or Manager shall have any liability to the Company or any other Member for breach of any duty established under the Act, except as expressly provided under any non-waivable or non-alterable provisions of the Act or in this Operating Agreement.
     8.2 Limitations on Liability. Each Member shall look solely to the Company’s property for the return of its capital contributions and, if the Company’s property remaining after payment or discharge of the Company’s debts, liabilities and obligations is insufficient to return such capital contributions, no Member shall have recourse against any other Member.

     8.3 Indemnification by the Company. The Company shall indemnify, defend and hold harmless each Member, Manager and, if applicable, the officers, directors, shareholders, general or limited partners, members, managers, employees, agents, successors and assigns of any such Member (collectively, the “Member Affiliates”) from and against any and all losses, damages, liabilities, claims, demands, obligations, fines, penalties, expenses (including reasonable fees and expenses of attorneys engaged by a Member, Manager or a Member Affiliate in defense of any act or omission), judgments or amounts paid in settlement by such Member, Manager or Member Affiliate by reason of any act performed, or omitted to be performed, by it in connection with the Business or in furtherance of the Company’s interests, or in connection with any proceeding to which the Member, Manager or Member Affiliate is a party or is threatened to be made a party because it is or was a Member, Manager or Member Affiliate. The provisions of this Section 8.3, however, shall not relieve a Member, Manager or Member Affiliate of any liability which it may have (a) in connection with the receipt of a financial benefit to which the Member, Manager or Member Affiliate is not entitled; (b) pursuant to Section 308 of the Act; or (c) in connection with a knowing violation of law, and no Member, Manager or Member Affiliate shall be entitled to indemnification with respect to any such matters. The indemnification afforded pursuant to this Section 8.3 shall be limited to the Company’s assets, and no Member, Manager or Member Affiliate shall have a claim against any other Member by virtue of this Section 8.3, nor shall this Section 8.3 be construed so as to impose any obligation on any Member to make an additional capital contribution.
ARTICLE IX
DISPOSITION OF MEMBERSHIP INTERESTS
     9.1 General.
          (a) Prohibition on Disposition of a Membership Interest. Except as provided herein, no Member shall sell, assign, transfer, exchange, or otherwise dispose of its membership interest, or any portion thereof, or withdraw from the Company. Any attempted disposition of a membership interest in violation of this Article IX is null and void ab initio and the assignee or transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member.
          (b) Substitute Member. No assignee or transferee shall automatically become a substitute Member or have any of the rights of the assignor Member, except that an assignee or a transferee shall be entitled to share in such profits and losses, to receive such distributions and to receive such allocation of income, gain, loss, deduction, or credit or similar item to which the assignor was entitled, to the extent assigned. The assignee or transferee of the assignor Member’s membership interest in the Company, or any portion thereof, may be admitted to the Company as a Member in the place and stead of, or together with, as the case may be, the Member who has assigned or transferred all or part of his, her or its membership interest in the Company upon satisfaction of all of the following conditions:

               (i) A duly executed and acknowledged written instrument of assignment must be filed with the Company setting forth the intention of the assignor that the assignee become a Member;
               (ii) The assignor and the assignee must execute and deliver such other instruments as the Board may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement; and
               (iii) The unanimous written consent of the Members to such substitution shall be obtained, the granting or denial of which shall be within the sole discretion of such Members.
     If all of the foregoing conditions have been fulfilled and the assignee has been admitted to the Company as a Member, this Agreement and any Schedules hereto shall be amended to reflect the assignee’s admission to the Company as a Member.
          (c) Mortgage, Pledge or Hypothecation of Membership Interest. Notwithstanding any provision to the contrary contained in this Operating Agreement, a Member shall be permitted to mortgage, pledge or hypothecate its membership interest in the Company directly or indirectly as collateral for a loan or other indebtedness from an unaffiliated lender or creditor. Any such unaffiliated lender or creditor to whom such membership interest has been mortgaged, pledged or hypothecated shall be permitted to dispose of such encumbered membership interest in the Company by means of a foreclosure sale conducted in a commercially reasonable manner in accordance with the applicable state law version of the Uniform Commercial Code and any purchaser of such encumbered membership interest shall be admitted as a substitute Member in the Company. Upon such Member’s request, the Chief Financial Officer of the Company shall prepare, execute and deliver any written instrument of assignment or transfer as may be reasonably requested or desired by the unaffiliated lender or creditor of such Member to perfect its security interest in such Member’s membership interest in the Company.
     9.2 Disposition of Membership Interests. Notwithstanding any provision to the contrary contained in this Operating Agreement, a Member shall be permitted to sell its membership interest in accordance with the provisions of this Section 9.2:
          (a) Bankruptcy of a Member. A Member (the “Insolvent Member”) shall be deemed to have offered to the other Members and the Company its membership interest in the Company if (i) the membership interest of such Member is taken in execution or by other process of law; (ii) such Member is adjudicated insolvent or bankrupt pursuant to any provisions of any state or federal statute; (iii) a receiver or trustee of such Member’s property is appointed by reason of such Member’s insolvency or inability to pay its debts; or (iv) any assignment is made of such Member’s property for the benefit of creditors. Upon the occurrence of any of the foregoing events (each an “Insolvency Event”), which has not been dismissed or otherwise set aside within twenty (20) days, the Insolvent Member shall be deemed to have given notice thereof to the Company and the other Members as of the date when the Members and the Company first learn of such occurrence.
          (b) Purchaser(s) of Membership Interest. Upon learning of the occurrence of an Insolvency Event, the other Members shall meet to determine whether the Company or the other Members will purchase the membership interest of the Insolvent Member, and, if the membership interest will be purchased by the other Members, to determine how the other Members will divide the membership interest. If the other Members desire to purchase the membership interest of the Insolvent Member but are unable to agree on how the membership interest shall be acquired by them, the Company shall be obligated to purchase the membership interest. The other Members or the Company shall notify the Insolvent Member in writing within thirty (30) days after learning of the Insolvent Event (the “Insolvency Election Notice”) of their intent to purchase the membership interest.
          (c) Reduction of Trott & Trott’s Business. If the average monthly number of foreclosure notices published by the Company by or through Trott & Trott, or any successor entity, during any calendar year (the “Deficiency Period”) is below 1,000, then the Members (other than Legal Press), and/or the Company, as the Members (other than Legal Press) may determine, shall be entitled to purchase all but not less than all of the membership interest of Legal Press by giving notice thereof to Legal Press (the “Cessation Notice”), within sixty (60) days following the end of any such Deficiency Period, setting forth the identity of the purchaser or purchasers and the portion of Legal Press’s membership interest to be purchased by each.
          (d) No Distributions. After the occurrence of an Insolvency Event or Cessation Notice, the Insolvent Member or Legal Press, as the case may be, shall be entitled to no further distributions of any kind, except distributions made pursuant to Section 4.3(c) herein, which shall be attributed to the membership interest of such Member through the date of Closing (as hereinafter defined).
          (e) Notice of Desired Change in Ownership.
               (i) First Change Notice. Commencing with the sixth (6th) anniversary of the date hereof (the “Trigger Date”), a Member (the “Initiating Member”) may deliver to the other Members a written notice (the “First Change Notice”) declaring a value for 100% of the membership interests in the Company (the “First Declared Value”). Such First Change Notice must be delivered within sixty (60) days prior to (i) the Trigger Date or (ii) any subsequent anniversary of the Trigger Date. Each Member (a “Non-Initiating Member”) receiving a First Change Notice shall have sixty (60) days from the date of receipt of such First Change Notice to elect whether, based upon the First Declared Value, it is a buyer of the membership interest in the Company held by the Initiating Member (pro-rata to the extent of the Sharing Ratios of all Non-Initiating Members) or a seller of its own membership interest in the Company at the First Declared Value multiplied by that Member’s Sharing Ratio. The Initiating Member shall be required to buy or sell membership interests in the Company, as independently determined by the other Members. Each Non-Initiating Member shall have sole and complete discretion regarding its decision under this Section 9.2(e)(i), and such determination is not a vote of the Company governed by Articles V or VI of this Operating Agreement. If two Members wish to buy the membership interest in the Company held by the Initiating Member, such membership interest shall be divided in proportion to their respective Sharing Ratios, or in such other proportion as the Non-Initiating Members shall mutually agree upon.
               (ii) Subsequent Change Notices. If after the completion of the transfer of the membership interests in the Company pursuant to the First Change Notice in Section 9.2(e)(i) above there are still two Members holding membership interests in the Company, then either of the two remaining Members of the Company may, at any time after the completion of the transfer of the membership interests in the Company pursuant to the First Change Notice, deliver to the other remaining Member a written notice (a “Subsequent Change Notice,” and together with the First Change Notice, each a “Change Notice”) declaring a value for 100% of the membership interests in the Company (the “Second Declared Value”). The Non-Initiating Member receiving a Subsequent Change Notice shall have sixty (60) days from the date of receipt of the Subsequent Change Notice to elect whether, based upon the Second Declared Value, it is a buyer of the membership interest in the Company held by the Initiating Member at the Second Declared Value multiplied by the Initiating Member’s then current Sharing Ratio or a seller of its own membership interest in the Company at the Second Declared Value multiplied by its then current Sharing Ratio. The Initiating Member shall be required to buy or sell membership interests in the Company as independently determined by the Non-Initiating Member. The Non-Initiating Member shall have sole and complete discretion regarding its decision under this Section 9.2(e)(ii), and such determination is not a vote of the Company governed by Articles V or VI of this Operating Agreement.
     9.3 Closing.
          (a) The parties shall mutually agree on a date for the transfer of the membership interest(s) pursuant to Section 9.2(a), 9.2(c), or 9.2(e) herein (the “Closing”), which date shall be (i) no earlier than thirty (30) days and no later than 120 days after the receipt of an Insolvency Election Notice, or Cessation Notice or (ii) no earlier than seventy-five (75) days and no later than 120 days after the receipt of any Change Notice.
          (b) At the Closing, the Member(s) selling their membership interest(s) (the “Selling Member(s)”) shall deliver such documents reasonably requested by the purchaser(s) of the membership interest(s) (the “Purchaser(s)”) to effectuate the transfer of the Selling Member’s membership interest, which documents shall include, among other things, a membership interest purchase agreement containing representations and warranties and other terms and conditions customary for a transaction of this kind and shall provide that the transfer of the Selling Member’s membership interest shall be free of any and all liens, claims and encumbrances.
          (c) At the Closing, the Purchaser(s) shall deliver payment for the Selling Member’s membership interest as follows:
               (i) in cash or via electronic funds transfer; or

               (ii) for a sale pursuant to Section 9.2(e) herein, a Purchaser may elect to deliver a cash down payment of fifty percent (50%) of its total payment, with the balance paid in equal quarterly installments which amortizes such balance over five (5) years. Interest shall accrue on such balance at the prime rate as reported in The Wall Street Journal, adjusted annually from the date of Closing, and shall be paid in arrears with the quarterly payment of the balance provided herein.
     9.4 Determination of Fair Market Value for Payment for Membership Interest Subsequent to an Insolvency Election Notice or Cessation Notice. The purchase price for a Member’s membership interest (“Purchase Price”) pursuant to Section 9.2(a) and 9.2(c) herein shall equal the product of the Member’s Sharing Ratio multiplied by the Company Fair Market Value (as defined below) as of the end of the calendar month immediately prior to the date of the Insolvency Election Notice or Cessation Notice, without any minority, lack of marketability or other discounts. If only a percentage of the Member’s membership interest is to be purchased, then only the fair market value of such membership interest to be sold shall be valued using the same methodology. The fair market value of the Company as a whole (the “Company Fair Market Value”) shall be as mutually agreed by the Selling Member(s) and the Purchaser(s) (collectively, the “Parties”). If the Parties are unable to agree upon the Company Fair Market Value within thirty (30) days after receipt of an Insolvency Election Notice or Cessation Notice (an “Event”), the Parties shall promptly appoint a mutually acceptable independent appraiser experienced in valuing businesses similar to the Company (an “Appraiser”) to determine the Company Fair Market Value. If the Parties are unable to agree upon an Appraiser within thirty (30) days after the occurrence of an Event, the parties shall request JAMS to select the Appraiser, and the Company Fair Market Value shall be determined as follows: the Appraiser appointed pursuant to the foregoing procedure shall be instructed to determine the Company Fair Market Value and shall be required to deliver such determination within thirty (30) days after appointment, and such determination shall be final and binding upon the Parties. Company Fair Market Value shall not include the value of any funds retained by the Company representing distributions withheld from the selling Member pursuant to Section 9.2(d) herein if the remaining Members received such distributions, and the amount of the retained distributions shall be added to the Purchase Price for purposes of this Section 9.4. Each Party shall bear its respective fees and expenses with respect to any appraisal procedures (including the selection of the Appraiser) and one-half of the fees and expenses of the Appraiser participating in the appraisal process. Upon receipt of the appraised Company Fair Market Value, the Purchase Price of the membership interest to be sold shall be computed as provided for herein, the Parties shall be advised of such determination and the transaction shall be consummated within ten (10) days thereafter. If the Closing does not occur within ninety (90) days after the Event, interest shall begin to accrue thereafter on the Purchase Price at the prime rate quoted in The Wall Street Journal on the business day prior to such 90th day until the Closing.

ARTICLE X
DISSOLUTION AND WINDING UP
     10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events: (a) at any time specified in the Articles or this Operating Agreement; (b) upon the happening of any event specified in the Articles or this Operating Agreement; or (c) upon the affirmative vote of all of the Members.
     10.2 Winding Up of the Affairs of the Company. Upon dissolution of the Company, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company’s business and affairs and complete the winding up as soon as practicable. Upon the dissolution and the winding up of the business and affairs of the Company, the Members holding a Super-Majority of the Sharing Ratios will use commercially reasonable efforts to sell the Company as a going concern. If the Members are unable to sell the Company as a going concern, the property and assets of the Company shall be sold or otherwise disposed of at their fair market value or otherwise as the Members holding a Super-Majority of the Sharing Ratios may agree, and the terms and conditions of this Operating Agreement and the rights and obligations of the Members shall continue in force during such period of liquidation. All rights, property and assets of the Company shall be liquidated as promptly as is consistent with obtaining the fair market value, to the extent practicable, of such rights, property and assets. Such liquidations shall be conducted in compliance with applicable law and sound business practice. Upon the winding up of the business and the disposition of the assets of the Company, no Member shall have any further rights or obligations hereunder.
     10.3 Proceeds of Liquidation. The proceeds from liquidation of the rights, property and assets of the Company shall be applied in the following order of priority and, upon the completion of the distribution of such proceeds, the Company shall be deemed to have been entirely terminated:
          (a) the satisfaction of any outstanding obligations and liabilities to creditors of the Company;
          (b) establishment of any reserves which such persons as are supervising and controlling the liquidation of the Company may deem advisable with respect to any contingent or unforeseen liabilities or obligations of the Company, such reserves to be maintained in a regular trust account and at the expiration of such reasonable period of time as such persons shall deem advisable the remaining balance in the trust fund shall be distributed to the Members in accordance with the priorities herein provided for;
          (c) payment to the Members of any accrued but unpaid interest on and repayment, if any, of the outstanding principal of any advances made to the Company by the Members or any other debts of the Company to the Members;
          (d) distribution to the Members in accordance with their respective Sharing Ratios.

     10.4 Reimbursement of Expenses. The Members shall be entitled to reimbursement for out-of-pocket expenses incurred in connection with the winding up and liquidation of the Company. Such reimbursement shall be paid as an expense of the Company after all liabilities to creditors of the Company (other than any of the Members) have been repaid but prior to any repayments of or distributions to any of the Members.
ARTICLE XI
REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION
     11.1 Representations and Warranties. Each Member hereby represents and warrants as follows:
          (a) Corporate Existence. Each Member is an entity that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
          (b) Authorization. The execution, delivery and performance of this Operating Agreement and any other agreements described herein to which it is a party are within its power, have been duly authorized and are not in contravention of law or the terms of its formation and governing documents.
          (c) Binding Effect. This Operating Agreement constitutes the legal, valid and binding obligations of such party, enforceable in accordance with the terms hereof.
          (d) No Proceedings. No litigation or governmental proceeding is pending or, to the knowledge of the officers of such party, threatened against such party which is reasonably expected to have a material adverse effect on its ability to carry out the transactions described herein.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Assignment. Except as otherwise provided in Article IX, neither this Operating Agreement nor any rights or obligations of the Members hereunder shall be assignable.
     12.2 Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.
     12.3 Headings. The headings contained in this Operating Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Operating Agreement.
     12.4 Counterparts. This Operating Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same. This Operating Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Operating Agreement or any such other agreement or instrument invalid or unenforceable. No party hereto or to any such other agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature, or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission, as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     12.5 Entire Agreement. This Operating Agreement and the Schedules attached hereto constitutes the entire agreement among the parties hereto and contain all of the agreements among the parties with respect to the subject matter hereof; provided, however, that the terms of this Operating Agreement shall control over any provision of the Schedules attached hereto which is inconsistent with this Operating Agreement. Except for the Membership Interests Purchase Agreement, this Operating Agreement and the Schedules attached hereto supersede any and all other agreements, either oral or written, between the parties with respect to the subject matter hereof.
     12.6 Severability. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions hereof, and this Operating Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     12.7 Amendment. This Operating Agreement may be amended or revoked at any time by a written agreement approved by each of the Members.
     12.8 Waiver. The failure of any Member to enforce, or the delay by any Member in enforcing, any of its rights under this Operating Agreement will not be deemed to constitute a waiver or a modification of any rights thereunder, and each Member may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of its rights.
     12.9 Notices. Any notice required or permitted to be given under this Operating Agreement must be in writing and is effective as of the business day after it is sent if sent by a recognized “overnight” delivery service. Any communication given in any other manner shall be effective only if and when received by the party to be notified. For the purposes of this Section 12.9, the addresses of the parties shall be as set forth on Schedule 3.1 to this Operating Agreement. Any party may change the address to which such communications are to be sent by notice to the other party as provided herein.

     12.10 Binding Effect. Subject to the provisions of this Operating Agreement relating to transferability, this Operating Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, successors and assigns.
     12.11 Tax Matters Member.
          (a) The Members holding a Super-Majority of the Sharing Ratios shall designate one of the Members to be the “tax matters partner” of the Company pursuant to Code Section 6231 (a)(7). The Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member.” The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Code Section 6223. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth (5th) business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.
          (b) The Tax Matters Member shall take no action without the authorization of the Members holding a Super-Majority of the Sharing Ratios, other than such action as may be required by law. Any cost or expense incurred by the Tax Matters member in connection with its duties, including but not limited to the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
          (c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the written consent of the Members holding a Super-Majority of the Sharing Ratios. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the written concurrence of such Member. Any Member who enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231 (a)(3)) shall notify the other Members of such settlement agreement and its terms within ninety (90) calendar days from the date of the settlement.
          (d) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of the Company items for any taxable year without first notifying the other members. If the Members holding a Super-Majority of the Sharing Ratios consent to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If the consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228, or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

          (e) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
     12.12 Conflict. To the extent that any provision in this Operating Agreement alters, modifies or replaces the corresponding default provision provided for in the Act, such provision in this Operating Agreement shall govern and control.
     12.13 Governing Law. This Operating Agreement is being executed and delivered in the State of Michigan and the rights and obligations of the parties shall be governed by and construed in accordance with the domestic laws of the State of Michigan for any action of proceeding arising out of or relating to this Operating Agreement. All actions concerning any dispute arising hereunder or relating hereto or to the transactions contemplated herein shall be filed and maintained only in a state or federal court sitting in the State of Michigan.
{Remainder of page intentionally left blank. Signature page follows.}

     IN WITNESS WHEREOF, the parties hereto make and execute this Amended and Restated Operating Agreement on the dates set below their names, to be effective on the date first above written.

DETROIT LEGAL NEWS PUBLISHING, LLC

By:	/s/ Bradley L. Thompson, II
Name: Bradley L. Thompson, II
Its: President

THE DETROIT LEGAL NEWS COMPANY

By:	/s/ Bradley L. Thompson, II
Name: Bradley L. Thompson, II
Its: Chairman and CEO

LEGAL PRESS, LLC

By:	/s/ David A. Trott
Name: David A. Trott
Its: Manager

DOLAN DLN LLC

By:	/s/ James P. Dolan
Name: James P. Dolan
Its: President

SCHEDULE 3.1
Members and Sharing Ratios

Member	Sharing Ratio
The Detroit Legal News Company	55%
2001 W. Lafayette
Detroit, Michigan 48216
Phone: (313) 961-3949
Fax: (313) 961-3082
Attn: Bradley L. Thompson II

with a copy to:
Clark Hill P.L.C.
500 Woodward Ave., Suite 3500
Detroit, Michigan 48226
Phone: (313) 965-8320
Fax: (313) 965-8252
Attn: John J. Hern, Jr.

Dolan DLN LLC	35%
c/o Dolan Media Company
1200 Baker Building
706 Second Avenue South
Minneapolis, Minnesota 55402
Phone: (612) 317-9425
Fax: (612) 317-9434
Attention: James P. Dolan

with a copy to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Phone: (312) 902-5405
Fax: (312) 577-8771
Attention: Walter S. Weinberg

Legal Press, LLC	10%
23750 Woodlynne Drive
Bingham Farms, Michigan 48025

with a copy to
Jaffe Raitt Heuer & Weiss, P.C.
27777 Franklin Rd., Suite 2500
Southfield, Michigan 48086-5034
Phone: (248) 727-1451
Fax: (248) 351-3082
Attention: William E. Sider